Exhibit 10.12

BURGER KING CORPORATION FISCAL YEAR 2006 RESTAURANT SUPPORT INCENTIVE PLAN FOR EXECUTIVE TEAM

Burger King Corporation (the “Company”) has established the Burger King Corporation Fiscal Year 2006 Executive Team Incentive Plan (the “Plan”), with respect to the period beginning on July 1, 2005 and ending on June 30, 2006. The purpose of this Plan is to provide a performance-based cash bonus for Executive Team employees of the Company with respect to the Company’s fiscal year 2006 (“F’06”).

I. ELIGIBILITY; PARTICIPATION; ADMINISTRATION

Employees of the Company and its designated subsidiaries who are on the Executive Team, including levels SE and MB, will be eligible to participate in the Plan. The Compensation Committee of the Board of Directors of Burger King Holdings, Inc. (the “Committee”) shall have the authority to determine who is an eligible employee for purposes of the Plan and to select eligible employees to participate in the Plan. In addition to the foregoing, the Committee shall have the power to do all things necessary or advisable to effect the intent and purposes of the Plan, including, without limitation, the power to interpret the terms and conditions of the Plan.

An employee selected to participate in the Plan shall be referred to herein as a “Participant”. An employee may become a Participant in the Plan at any time during F’06, if so determined by the Committee.

The Committee shall establish the performance goals for F’06 and shall determine the extent to which such performance goals have been satisfied. The Committee shall also determine the amount of the bonuses to be paid hereunder. Any decision made by the Committee shall be final and conclusive upon all parties.

II. TARGET INCENTIVE

A Participant’s target incentive (the “Target Bonus”) is expressed as a percentage of his/her Annual Base Salary. Annual Base Salary is defined as the Participant’s bi-weekly base salary as of June 30, 2006 multiplied by 26 weeks. The Committee shall determine the Target Bonus to be awarded to each participant.

III. INCENTIVE PAYOUT CALCULATION

A Participant’s incentive payout calculation is calculated as the product of the following factors, as further described herein:

  Overall Business Performance Factor
  Individual Performance Multiplier
  Annual Base Salary
  Target Bonus

A. Overall Business Performance Factor
The Overall Business Performance Factor for each Participant in the Plan is a combination of (a) the worldwide results of the Company (weighted at 50%) and (b) the Direct Line of Sight results (weighted at 50%). Each of these business performance factors (BPF) measures performance against targets set by the Committee for the fiscal year. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) is the financial measure used to evaluate business performance.

(i) Worldwide Results
Worldwide results refers to the performance of the Company and all of its subsidiaries on a worldwide basis. The Overall Business Performance Factor is weighted 50% at the worldwide results level for all Participants to ensure that each incentive payout is linked, in part, to the Company’s overall profitability.

(ii) Direct Line of Sight Results
Direct Line of Sight results refers to the level of achievement of the performance target assigned to a Participant based upon the scope of his/her role within the Company.

The Business Performance Factor for Worldwide and Direct Line of Sight results has a “threshold” which represents a 50% payout; a “target” which represents a 100% payout; and a “maximum” which represents up to a 200% payout.

In addition, there are two “haircut” provisions that may reduce the payout amount under the Plan:

Performance Target	Amount of Payment Reduction
Minimum Free Cash Flow Amount of $80 million	25%

Comparable Sales + 1%	25%

There will be a 25% reduction in the payout amount if the Company does not meet either performance target, as set by the Committee with respect to F’06. If neither target is met, the payout amount will be reduced by 50%.

B. Individual Performance Multiplier
The Individual Performance Multiplier will be based on a Participant’s overall performance rating which takes into account the Participant’s performance against his/her performance objectives The range of the Individual Performance Multiplier is 0% to 125%.

IV. INCENTIVE PAYOUT FORMULA:

Annual Base Pay	X	Target Bonus	X	Overall Business Performance Factor	X	Individual Performance Multiplier	=	Payout Amount

A. Reward for Over-Target Business Performance
Payouts for achievement of over-target Business Performance, which is between the target and the maximum level, will be directly proportional to the numeric relationship between the target amount and the maximum amount (i.e., interpolated). The maximum payout with respect to the Overall Business Performance Factor is 200% of a Participant’s Target Bonus amount under the Plan.

B. Below Target Business Performance
If business performance results at the Worldwide and/or Direct Line of Sight levels are below target, a payout may be made only if the applicable “threshold” has been met or exceeded. The payout will be directly proportional to the numeric relationship between the target and threshold amounts. If a “threshold” has not been met, then no incentive compensation will be paid with respect to that performance metric.

CONDITIONS FOR PAYMENT OF INCENTIVE COMPENSATION
A Participant must be actively employed by the Company or one of its designated subsidiaries on the last day of F’06 to be entitled to receive incentive compensation under the Plan, unless one of the following exceptions applies:

A. Death
If a Participant dies prior to the end of F’06, his or her incentive compensation will be prorated based upon the duration of his/her participation in the Plan during F’06. Such compensation will be paid to the Participant’s beneficiary in accordance with applicable law and established guidelines and practices.

B. Approved Leaves of Absences
If a Participant is absent from work for any reason such as illness, disability, or service in the armed forces, or is able to work only part-time during F’06, the Committee will, in its sole discretion, determine the extent to which such Participant is entitled to incentive compensation. Each case will be handled on the basis of its own circumstances in accordance with applicable law.

C. Termination
If a Participant’s employment is terminated during F’06 under circumstances entitling him or her to severance pay and benefits under the Company’s severance plans or his or her individual employment agreement, the provisions of Section VI(C) below shall apply.

If a Participant is not actively employed by the Company or one of its designated subsidiaries on the last day of F’06 for any reason other than those stated in (A) through (C) above, such Participant shall not be entitled to any incentive compensation under the Plan.

VI. PRO RATA RULES
Incentive compensation will be prorated as provided for below.

A. Newly Eligible Participants
For purposes of prorating a newly eligible Participant’s incentive compensation, the incentive compensation payment will be determined based upon the number of days the Participant was employed during the fiscal year.

B. Change in Target Incentive Percentage
If, due to a promotion or job change, a Participant’s target incentive percentage changes during F’06, the incentive compensation payment will be prorated based on the number of days at each applicable target incentive percentage.

C. Termination
Upon a termination of service within F’06 (other than a termination for “cause”), a Participant shall be entitled to receive a portion of the incentive compensation granted hereunder for F’06, such portion to equal the product of (1) the annual bonus that would have been payable to the Participant for F’06 had the Participant remained employed for the entire year, determined based on the extent to which the Company actually achieves the performance goals for such year, as determined by the Committee, multiplied by (2) a fraction, the numerator of which is equal to the number of days in F’06 that precede the date the Participant’s employment terminates and the denominator of which is equal to 365.

D. Determination of Achievement for Individual Performance Objectives
The Committee has the sole discretion to determine whether a Participant has achieved his/her individual/team performance objectives and all determinations made by the Committee shall be final and binding.

VII. TIMING OF PAYMENTS
Incentive compensation payments for F’06 will be made within the first two months following the end of the fiscal year, but not later than September 15, 2006. Except as otherwise provided in this Plan, the Participant must be actively employed by the Company or one of its designated subsidiaries on the last day of the fiscal year to receive the incentive payout under the Plan.

VIII. GENERAL PROVISIONS
The authorization of an employee’s participation in the Plan, or the participation by the employee in the Plan, does not warrant the assumption nor require that the employee will necessarily participate in any incentive compensation plans the Company may establish in future fiscal years.

The fact that the Plan is a fiscal year plan is not to be construed as an indication that the Plan will be succeeded by similar plans in future fiscal years. In addition, the Company reserves the right to amend or terminate the Plan at any time before the end of F’06. In the event of such termination, the Company will be liable for payment of incentive compensation under the Plan only up to the date of termination and only if the incentive targets have been achieved.

The obligations of the Company, as set forth in this Plan, shall be subject to modification in such manner and to such extent as the Company, in its sole discretion, deems necessary, or as may be necessary to comply with any law, regulation, or governmental order.

The Plan is an incentive compensation plan only and not a contract of employment between a Participant and the Company. The Plan does not grant any rights of continued employment to any Participant. The Committee reserves the right to change, modify or adjust the financial and individual/team performance objectives under the Plan as the Committee, in its sole discretion, deems necessary.

All incentive payments will be made at the discretion of the Committee and will reflect the Company’s desire to reward not only performance, but also our “quality of earnings,” the Participant’s compliance with the Company’s accounting and financial policies, Code of Business Ethics and Conduct, and other Company policies and procedures. The Committee reserves the right to reduce or deny an incentive payment on this basis. The Committee has ultimate responsibility for the design of and payouts under the Plan.